EXHIBIT 99.1

                                                                   Paul V. Maier
                                                           Senior Vice President
                                                     and Chief Financial Officer
                                                                    858-550-7573

                                                           Contact: Abe Wischnia
                                         Senior Director, Investor Relations and
                                                        Corporate Communications
                                                                    858-550-7850


             LIGAND PHARMACEUTICALS AND THIRD POINT REACH AGREEMENT
   COMPANY AGREES TO EXPAND BOARD OF DIRECTORS TO INCLUDE THIRD POINT NOMINEES

         SAN DIEGO AND NEW YORK - DECEMBER 5, 2005 - Ligand Pharmaceuticals Incorporated (Pink Sheets: LGND) and Third Point LLC announced today that they have reached an agreement, by which Ligand will expand its board of directors by December 8, 2005, the next regularly scheduled board meeting, from eight to eleven members. The new board will consist of the existing board members plus Daniel S. Loeb, Jeffrey R. Perry, and Brigette Roberts, M.D. While its representatives are on the board and for a minimum of six months from the date of the agreement, Third Point will not sell its Ligand shares, solicit proxies or take certain other stockholder actions.

         David E. Robinson, Ligand Chairman, President and Chief Executive Officer, commented, "Now that the financial reporting normalization process is nearing completion and we have reached agreement with Third Point on an expanded board of directors, we look forward to increasing our focus on the acceleration of our process to explore strategic alternatives. We are excited by the opportunity to work closely with the expanded board and with the assistance of our financial advisors, UBS, to fully explore alternatives to better translate the strength of our business and diverse product assets to shareholder value. I'm confident that a well run process, as currently structured, combined with the strength of our business and product pipeline will enable us to maximize value for all shareholders."

         Daniel S. Loeb, Third Point Chief Executive Officer, said, "Ligand is a strong company with an extraordinary product pipeline. We believe that this agreement represents a good result for stockholders and the new directors look forward to working with the board and management


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to play an important role in helping Ligand to achieve its goal of maximizing shareholder value expeditiously."

         The new expanded board reflects an agreement between the company and Third Point LLC under which Third Point and its affiliates have agreed to vote their shares in favor of these director nominees at Ligand's annual meeting(s) and against other stockholder proposals at least until June 2, 2006. The company has agreed to recommend the Third Point directors for election to the board and solicit proxies in their favor at annual meetings through 2007, provided the Third Point directors remain on the board and Third Point does not take certain stockholder actions, including soliciting proxies, submitting proposals for stockholders' meetings, buying or selling Ligand stock and engaging in or proposing activities such as extraordinary corporate transactions, sale of material company assets, changes in management or the board, material changes in the company's structure or business or changes to its charter or bylaws. The agreement between the company and Third Point also restricts these activities by Third Point in any event through June 2, 2006, and later if Third Point chooses to keep its members on the Ligand board of directors. Additionally, the company agreed to reimburse certain out-of-pocket expenses incurred by Third Point, up to $475,000 with some conditions. Half of these expenses will be reimbursed immediately, and the other half may be reimbursed on June 2, 2006 if Third Point's designees have remained on the board and no definitive document has been signed as a result of the company's recently announced strategic process.

ABOUT LIGAND
         Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to http://www.ligand.com.

ABOUT THIRD POINT
         Third Point LLC is an investment management firm founded in 1995 that serves as investment manager or adviser to a variety of funds and managed accounts. The firm is based in New York, with offices in Los Angeles, Sunnyvale, Hong Kong, and Bangalore.
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CAUTION REGARDING FORWARD-LOOKING STATEMENTS
         This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Ligand's judgment and involve risks and uncertainties as of the date of this release. These statements include those related to the exploration of strategic alternatives, improving and enhancing stockholder value, and strategic initiatives. Actual events or results may differ materially from Ligand's expectations. There can be no assurance of that the company will be able to successfully execute any of the mentioned strategic alternatives, explorations or initiatives. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
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